Exhibit 99.1

Silvergate Capital Corporation
Third Quarter 2021 Earnings
October 19, 2021, 11: 00 AM Eastern

CORPORATE PARTICIPANTS Hunter Stenback - Investor Relations Alan Lane - President & Chief Executive Officer Tony Martino - Chief Financial Officer Ben Reynolds - Chief Strategy Officer

PRESENTATION

Good day and welcome to the Silvergate Capital Corporation Third Quarter 2021 Earnings Conference Call. All participants will be in a listen-only mode.

Should you need assistance, please signal a conference specialist by pressing the “*” key, followed by “0”.

After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press “*”, then “1’ on a touchtone phone. To withdraw your question, please press “*”, then “2”. Please note this event is being recorded.

I would now like to turn the conference over to Hunter Stenback with Silvergate Investor Relations. Please go ahead.

Hunter Stenback
Thank you, operator, and good morning, everyone. We appreciate your participation in the Silvergate Capital Corporation Third Quarter 2021 Earnings Call. With me here today are Alan Lane, our Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, our Chief Strategy Officer.

As a reminder, a telephonic replay of this call will be available through 11:59 p.m. Eastern Time on November 2, 2021. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck to complement today's discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These include remarks about management's future expectations, beliefs, estimates, plans and prospects. Such statements are subject to a variety of risks, uncertainties, and other factors, including the COVID-19 pandemic, that could cause actual results to differ, materially, from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission.

We do not undertake any duty to update such forward-looking statements.

Now, I would like to turn the call over to Alan.

Alan Lane
Thank you, Hunter, and good morning, everyone. Silvergate had another great quarter. I'm pleased to share that our quarterly pretax income of $29.4 million was the highest in Silvergate's history, driven by growth in our platform and our balance sheet.

Average deposits from digital currency customers continued to grow during the third quarter, reaching a record $11.2 billion, compared to an average of $9.9 billion during the second quarter, which was driven by our customers who require the ability to move U.S. dollars in real
Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

time, 24 hours a day, seven days a week, using our API-enabled proprietary Silvergate Exchange Network or SEN.

To that end, the number of customers on the SEN platform expanded to 1,305 this quarter, an increase of more than 300 customers since the beginning of the year. Our pipeline of potential new digital currency customers remains robust, as we continue to benefit from the powerful network effects created by the SEN.

Turning to SEN Leverage; our bitcoin collateralized lending product, total approved lines of credit grew 25% to $323 million, compared to $259 million at the end of the second quarter. SEN Leverage continued to perform as designed, with zero losses to date and no forced liquidations, and we remain very confident in our ability to scale this product, over the long term.

Turning briefly to Slide 4; we have been working with Coin Metrics since early this year to better understand how SEN activity is correlated to the broader industry, a question we are often asked. According to their data, both bitcoin and Ethereum dollar trading volumes were down, significantly, in the third quarter and were highly correlated with trends on the SEN.

Consistent with this data, SEN transfer volume of $162 billion declined 32% on a sequential basis but increased by $125 billion, or 342%, compared to the third quarter of 2020.

Similarly, transaction revenue from digital currency customers of $8.1 million was the second highest in our history and increased nearly 150%, compared to a year ago, reflecting continued strong demand for cash management and foreign currency exchange services.

Finally, before I turn it over to Tony, I wanted to briefly discuss our stablecoin infrastructure initiative. Last quarter, I detailed our new partnership with Diem. While we are not able to provide an update on timing of the launch today, I remain incredibly enthusiastic about Silvergate's position and ability to contribute to the growing stablecoin ecosystem.

Over time, we believe stablecoins have the potential to become a meaningful payment rail for customers around the world. And as I said last quarter, it's important to keep in mind that we are still in the early innings of this exciting opportunity.

We continue to have an open dialogue with our regulators and look forward to keeping you updated on this initiative in the coming months.

I will now turn it over to Tony to discuss our financial results in more detail before we take your questions. Tony.

Tony Martino
Thank you, Alan, and good morning, everyone.

As seen on Slide 5, Silvergate once again reported the highest quarterly net income in our history, with third quarter net income of $23.5 million, or $0.88 per diluted share, up from net income of $20.9 million, or $0.80 per diluted share in the second quarter and up from net income of $7.1 million, or $0.37 per diluted share for the third quarter of 2020.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

The quarter-over-quarter increase was driven by both net interest income and non-interest income, which benefited from securities sales early in the quarter. Even excluding this gain, we still achieved record earnings this quarter, a testament to Silvergate's multiple levers for growth that Alan just mentioned.

We also saw slightly higher non-interest expense, due to continued investments for our strategic growth, including stablecoin infrastructure, as well as higher FDIC insurance expense, resulting from the rate of growth and the absolute level of our balance sheet.

In addition, our income tax rate this quarter increased to 20%. Last quarter, the effective tax rate was lower, due to significant tax benefits recognized on the exercise of stock options.

Net interest income was up 24% compared to last quarter and up 99% compared to the same period last year. Net interest margin, which I will discuss in more detail in a moment, came in at 1.26%. Our allowance for loan losses remained at $6.9 million, representing 90 basis points relative to loans held for investment.

Turning to Slide 6, deposits were $11.7 billion at September 30, 2021, an increase from $11.4 billion at June 30, 2021, driven by an increase in deposits from digital currency exchanges, institutional investors and digital assets and other fintech-related customers.

Non-interest-bearing deposits totaled $11.6 billion, representing more than 99% of total deposits at the end of the quarter, as we continue to focus our deposit-gathering strategy on digital currency customers. Similar to last quarter, our weighted average cost of deposits for the quarter was essentially zero.

Turning to Slide 7, net interest margin was 1.26% for the third quarter, compared to 1.16% in the second quarter and 3.19% for the third quarter of last year. The increase in NIM from prior quarter was driven by an increase in the proportion of securities, compared to lower-yielding interest-earning deposits in other banks.

Yield on securities decreased quarter-over-quarter due to lower interest rates on new securities purchased throughout the second and third quarters, while yield on loans increased due to higher SEN Leverage balances.

Turning to Slide 8, non-interest income for the third quarter of 2021 was $14 million, an increase of $1.9 million, or 16%, from the prior quarter, and an increase of $10 million, or 254%, from the third quarter of 2020.

The increase in the quarter-over-quarter comparison was driven by a $5.2 million gain on sale of securities, partially offset by a decrease in digital currency fee income, due to the market conditions that Alan described, earlier.

The increase in the year-over-year comparison was driven by continued growth in fee income from digital currency customers.

Turning to Slide 9, non-interest expense for the quarter was $22.3 million, up less than $1 million from the prior quarter and up $8.2 million compared to the same quarter of last year.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

Professional services increased year-over-year driven by continued investments to drive strategic growth initiatives, including stablecoin infrastructure. We also had higher federal deposit insurance expense related to our significant digital currency deposit growth.

Turning to Slide 10, our securities portfolio totaled $7.2 billion with yield of 1.22% for the third quarter, up over $1 billion from a balance of $6.2 billion at the end of the second quarter, with a corresponding yield of 1.35%.

Year-over-year securities increased $6.3 billion. As I briefly mentioned before, we opportunistically sold some securities early in the quarter, which resulted in a gain on sale. We will continue to take an active and balanced approach, going forward, and keep our objective of maintaining a high-quality securities portfolio.

Our total loans at September 30, 2021 were $1.6 billion, up $140 million, or 9%, compared to the second quarter, driven by an increase in SEN Leverage and mortgage warehouse balances, partially offset by decreases in our commercial real estate and single-family residential real estate loan portfolios.

Note that the latter two portfolios are paying down, as we are not originating new loans in these categories. On a year-over-year basis, total loans were up $227 million, or 17%.

Overall, the credit quality of our loan portfolio remains strong. Nonperforming assets totaled $5.8 million, or 5 basis points, relative to total assets at September 30, 2021, a decrease of 1 basis point from June 30, 2021.

At the end of the third quarter, our weighted average LTV remained in the low- to mid-50% range in our commercial and multifamily portfolio and 1-to-4 family residential real estate portfolio. As I've said in the past, the levels at which we maintain our portfolios is key to supporting the amount of our allowance for loan losses.

Slide 11 provides a more detailed view of our loan portfolio and an update on COVID-19 modifications. We continue to work closely with our borrowers to provide support as the economy recovers from the impact of the pandemic.

On a case-by-case basis we provided commercial and 1-to-4 family borrowers a payment deferral based on demonstrated need. As of September 30, 2021, the majority of COVID-19-related deferred loans have returned to paying and only an immaterial amount of loans are still being deferred. As a result, this is the last quarter we intend to show this slide.

Before turning to our capital ratios, let me briefly discuss the details of the preferred stock offering we completed in August. During the third quarter we issued and sold 8 million depositary shares of fixed-rate noncumulative perpetual Series A preferred stock.

The gross proceeds of the offering were $200 million and net proceeds to the company were approximately $193.7 million after deducting underwriting discounts and operating expenses. We will continue to evaluate opportunities to raise capital efficiently to support our strategic initiatives and remain in the forefront of the digital currency industry's evolution.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

Turning to our capital ratios on Slide 12, our Tier 1 leverage ratio was 8.71% at the company level and 8.24% at the bank level, with the bank ratio well in excess of the 5% minimum ratio to be considered well capitalized, under federal banking regulations.

Our total risk-based capital ratio of 51% reflects the fact that a large proportion of our deposits are held in cash and high-grade and highly liquid securities. Our loan-to-deposit ratio increased slightly to 13.96% at the end of the quarter, driven by the slight uptick in our loan portfolio, during the quarter.

With that, I would like to ask the operator to open the line up for any questions. Operator?

QUESTION AND ANSWER

We will now begin the question-and-answer session. To ask a question, you may press “*”, then “1” on your touchtone phone. If you are using a speaker phone, please pick up your handset, before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press “*”, then “2”. In the interest of time, please limit yourself to one question and one follow up.

At this time, we will pause, momentarily, to assemble our roster. Our first question will come from Michael Perito with KBW. Please go ahead.

Michael Perito
Good morning, guys. Thanks for taking my questions.

Alan Lane
Good morning, Mike.

Michael Perito
So, two things I want to hit on. Alan, I know you kind of said probably what you're willing to say on the stablecoin update, but I'll try anyway. Can you maybe just walk through what some of the holdups might be, specifically? Are we--is it kind of know-your-customer compliance angles that are of concern?

Is it capital structure and how the leverage ratio could work around some of the deposits that are being held but can't really be deployed, anywhere? I mean, what are some of the main pressure points around the stablecoin issue that are, hopefully, worked out in the near future?

And do you think your banking charter will serve as a benefit to trying to answer those questions? Or do you think it could serve as a detriment in terms of your capital requirements and things that might make it harder to be competitive, longer term, in the issuance of the coins themselves?

Alan Lane
Sure. Mike, I appreciate the question. And I guess the way I would frame this, if you look at all the news that has been coming out recently from the federal regulators around the president's working group on stablecoins, that is really the guidance that I think everybody is looking for.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

We believe that we have essentially designed a stablecoin in conjunction with Diem that, from our perspective, we hope will address whatever guidance comes out from the president's working group. But what I would say is that our banking charter will not be a detriment but just the opposite.

All of the guidance that we're seeing, so far--well, I shouldn't call it guidance--but all the news we're seeing, so far, would seem to indicate that the regulators are looking to bring the U.S. dollar-backed stablecoins under the regulatory tent, if you will, or under the federal banking guidelines.

And we believe that Silvergate is really well-positioned and in fact, best positioned to provide all the things that you were touching on: know your customer, BSA, anti-money laundering.

As you're well aware Mike, we've been banking the digital currency industry for eight years. We have a very strong relationship with our regulators. And it would be imprudent for us to rush the launch right as the president's working group is, theoretically, going to come out with some guidance because we want to have an opportunity to tweak or adjust anything on the margin that might be necessary prior to launch.

But we're waiting, just like everybody else, for that guidance to come out. And you can rest assured, as soon as it's out we'll adjust, accordingly and be out to the market.

Michael Perito
Helpful, Alan. Thanks. And then secondly, I wanted to kind of just ask a big-picture question about the SEN. And so obviously, there was a step back in activity this quarter, $162 billion. What you guys called out was related to the trading volume.

But I guess to try and put it succinctly here, I mean, how should we think about your competitive positioning today in the marketplace?

I mean, on the one hand, it seems like your product road map is the most advanced of the banks operating in the space. But on the other hand, you have competitors with larger balance sheet, maybe the ability to offer interest on deposit and things of that nature. I mean, do you find those to be eating into any of your advantage, as you try to continue to grow this business?

Or do you feel that the entirety of your product offering with the leverage loans and some of the custodial partnerships you have and what have you still have a pretty good moat in terms of your SEN network?

Alan Lane
Yeah, we believe that our moat is as strong as ever. And in fact, I think if you look at the SEN activity in the third quarter and compare it to the broader market data, the on-chain transaction volumes which we pointed out on Slide 4 of the presentation would certainly suggest that Silvergate is right in lockstep with the broader market.

And as you know Mike, we've been working for actually a couple of years now, probably three years since we launched the SEN, to try to understand and try to find correlation between our SEN volumes and volumes in the broader market.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

And as more data analytics from the blockchain are improved and refined working with a great team at Coin Metrics, we've been able to ascertain that the bitcoin and Ethereum volumes are really a good proxy for SEN volumes.

I do want to speak, just briefly, to the part of your question regarding our product suite.

One of the great things about the Silvergate Exchange Network, the platform that we've developed, is the network effect and the fact that, as we onboard customers and as we continue to add products and services, those customers just become more and more sticky. And the real story here in the third quarter, I think, is the continued growth of SEN Leverage.

And in a market that was, if you look at the bitcoin price throughout the quarter and you look at the trading volumes as we've shown from Coin Metrics, the fact that we were able to grow deposits, maintain a high average deposit and then start to deploy those--or continue to deploy those deposits in SEN Leverage, we couldn't be more excited about where SEN Leverage is headed for the future.

And we think the fee income, while it was down from the second quarter, it was higher than the first quarter. And if you look at SEN volumes first quarter to third quarter, look at fee income first quarter to third quarter, while SEN volumes were down just a little bit, our deposits are certainly up, significantly, and fee income is up, as well. So, we really feel like we're still hitting on all cylinders.

Operator
The next question will come from Ken Zerbe with Morgan Stanley. Please go ahead.

Ken Zerbe
Hi, great. Thanks. So first of all, I love Slide 4. I think it definitely shows some pretty interesting trends. But I guess the question is, just given the spot trading volume has declined so much in 3Q, right?

And obviously, that's tied to SEN Leverage--or sorry, it’s tied to SEN transaction volumes, it seemed, presumably, it's also tied to fee income being down as much as it is this quarter, ex the gains, of course. It just feels like you're clearly very tied, rightly or wrongly, to the spot trading volume of bitcoin and Ethereum.

Is there anything that you guys can do to just help separate that out or sort of break that correlation a little bit more? Because I guess the alternative, if you can't, then suddenly, we're all just looking at spot trading volumes to know whether or not you're going to have a good quarter. Thank you.

Alan Lane
Yeah, Ken. Thank you very much. I'm going to turn this over to Ben in just a minute, give him a chance to weigh in here. But the one thing that I'll say, if we zoom out a little bit and look at this at a high level, we have been banking this industry for eight years.

And so, we've certainly been through kind of peaks and valleys in our growth. Having said that, generally growth has been up and to the right. And as we pointed out, we've now crossed over 1,300 customers, added 300 customers, this year.
Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

So, we are in a growing industry with a growing customer base and a growing suite of products. And so, while we certainly have a high correlation to spot trading volumes, as we've indicated here in the presentation and as you just pointed out, we believe that all of that is, generally, going to be going up and to the right in the coming months, quarters, and years.

And as we continue to add additional products and services, we will continue to grab more and more income. But let me turn it over to Ben to see if he wants to add any additional color there.

Ben Reynolds
Yeah, thanks for the question, Ken. Yes, I think building on what Alan had just said, another use case for the SEN is stablecoins. And today, we bank each of the four regulated stablecoins that are in the market, and we know that our customers use the SEN to mint and burn stablecoins 24 hours a day, 7 days a week.

And so, as we've talked about in the past, that use case today for stablecoins is really around trading. But as we're seeing more and more, that use case is moving towards commerce and remittance.

And so, just as Alan said, the goal here is to add products that continue to leverage our capabilities of the SEN, serve our customers, solve problems for them and continue to grow our share, as Alan explained.

Ken Zerbe
All right, understood. Thank you. And then maybe just my second question. Can you just address deposit growth? Obviously, you've come off of two or three very, very good quarters and this quarter, deposit growth was a lot more stable than it has been, recently.

I know one of your competitors just posted, I think it was like 12% digital deposit growth for 3Q and you guys posted something far less. Can you just help us understand like why they might be--I mean, you don't have to address them but I'm just trying to understand what the dynamics are in your portfolio of maybe why deposit growth was as muted as it was. Thank you.

Alan Lane
Sure. So when you look at the benefits that the SEN provides, we need to step back and look at what are we really trying to accomplish, what problem do we solve for our customers. And the problem, or the service to make it a positive statement, is a 24/7 on-ramp and off-ramp to the digital currency ecosystem.

And so, in providing that what does that do? It reduces banking friction, reduces counterparty risk, and increases capital efficiency. And so, we really strive to work with our customers to make sure that they have access to liquidity on our platform 24 hours a day, seven days a week.

We actively work with our large exchange customers, our large OTC desks, to make sure that they have enough deposits on the platform, but not more than enough, to handle the 24/7 nature of this ecosystem.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

So, obviously, volumes were down in the third quarter, and they have capital sitting there idle and they're looking for something else--they're looking for earnings on that capital, then we encourage them to take the excess and put it somewhere else.

Now having said that, we are just now ramping back up our own off-balance sheet levers so that we can sweep deposits off balance sheet so that our customers can earn a yield on their excess deposits. That was something that we had done back in 2017 and '18. And then that need had kind of gone away.

But now as more capital has come into the system and we're going to start to see these peaks and valleys, what we want to do is make sure that our customers have enough capital on the SEN to transact 24/7. And if they have excess that they want to earn yield on, we don't pay interest on these deposits but we're happy to help them find an alternative solution, so that they can earn interest on the excess.

Operator
Our next question will come from Joseph Vafi with Canaccord. Please go ahead.

Joseph Vafi
Hey guys, good morning. Nice results. Just wanted to look at the quarter maybe through a slightly different lens. So we saw some decoupling, obviously, this quarter, transaction volumes down sequentially but deposit growth up sequentially, net income up, sequentially.

So, is that--when you look at the business, is that theoretically sustainable in kind of a more down trading quarter given the levers in the business. And then kind of what did you learn in the quarter, given that decoupling?

Alan Lane
Yeah, good morning, Joe, thank you for those observations. And I think what we kind of relearned is something that we've experienced in the past, which is when volumes decline, we don't generally see a corresponding decline in our deposits.

This was certainly true. Now I'm going to compare it to the crypto winter. We're certainly not in another "crypto winter." In fact, I think the summer was kind of the “pause that refreshes‘ as we were heading here into the continuation of this bull market. But what we saw in 2017 and '18 was a massive run-up in deposits, during that last bull run.

And then as things calmed down, we did not see a corresponding decline in deposits. And that again goes back to what I was saying previously. Our customers want to maintain liquidity on our platform to take advantage of trading opportunities.

And they don't look at this as a flash in the pan. They look at this just the way we do. that this digital asset, this digital currency market is here to stay. It's not going away. And so, they're going to maintain deposits on our platform in order to take advantage of the opportunities that they see.

And then on top of that, as we continue to add customers, as we've discussed in the past, there is a natural kind of lag between when we add a customer and then when they get their funding and start using the SEN, etc.
Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

So, we kind of see a little bit of anywhere from a one to two quarter kind of ramp up between when we add a customer and when we ultimately see their full deposit capability hitting the SEN.

And so, this just gives us--talk about relearning it, it just proves out the fact that while trading volumes declined, you saw the deposits hold steady and actually grow a little bit. And it allows us--it gives us confidence to continue to invest those excess deposits which again, takes us right back to the great opportunity that we see with SEN Leverage.

And to be able to put out that incremental deposit growth into higher-yielding assets and the fact that we've built this infrastructure of digital asset custodians so that our customers can have confidence that they can borrow against their bitcoin while holding the bitcoin collateral with one of our custodial partners just gives us a lot of optimism for the future of that product.

Joseph Vafi
That's great. And in the last few months, some other digital asset players that have been providing yield on "they're not really savings accounts because they're not banks." They've gotten some regulatory scrutiny on those yield-bearing accounts that they're providing to customers.
But given your bank charter, I think you would see less regulatory scrutiny on that kind of product, if you know what I'm talking about. And I'm just wondering if you see that as a business opportunity at this point, or it doesn't kind of fit in the road map, at this point. Thanks, Alan.

Alan Lane
Yeah, Joe, that's again a really good observation. And we've certainly--many of those folks that are seeing some regulatory pushback are customers of ours and have great products. But one of the primary differences, as you're pointing out, between their business models and our business model, is that we are a state-chartered, federally regulated financial institution.

And so, we could certainly--if we wanted to, we could start taking folks--taking their deposits in and paying them interest. But we have our own source of funding, which is the deposits from this ecosystem. A lot of those other platforms don't--they're not banks, so they don't have a low-cost deposit source.

And so, where we're really focused is on, you've probably heard this term, but this pristine collateral with bitcoin as a digital-bearer asset. And I've said on these calls and in other venues in the past that we believe that this SEN Leverage, bitcoin collateralized lending, could be some of the best lending we've ever done because the collateral is a bearer asset that we have possession of when we lend against it.

And it's in a market that trades 24 hours a day, seven days a week. So, we feel really good about the collateral. We feel really good about our ability to sell the collateral if need be.

Having said that, as I pointed out in my opening remarks this morning, the SEN Leverage platform is absolutely working as designed with no losses, no forced liquidations.

And so again, and the risk-adjusted returns on this, in a zero-interest rate world, we just view this as a great opportunity and we don't feel like we need to deviate and start doing what some of the other platforms are doing out there, providing yield on stablecoins, etcetera.
Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

We think our platform and the way we're designing it, with the ability to take low-cost deposits and put them out in SEN Leverage, in other short-duration assets to achieve a fair and balanced risk-adjusted return, is the best way for us to provide a return for our shareholders.

Operator
Our next question will come from George Sutton with Craig-Hallum. Please go ahead.

Adam
Good morning. This is Adam on for George. Thanks for taking my questions.

I was hoping you could dive a little bit deeper on SEN Leverage. Specifically, is there anything in your outlook in terms of how you see it expanding over the next year, or if there's any milestones or goals you could speak to?

Alan Lane
Yeah, I'm sensitive to the fact that I've been doing all the talking here and I've got Tony and Ben here with me. So, I'm going to again turn it over to Ben in just a second.

But just at a high level, what I would say is that when we first launched the program, when we came out of the pilot, we've mentioned and we've reinforced the fact that we are thinking about our--in the short term, kind of concentration levels not to exceed our capital base.

And the good news is here is we've been raising capital along the way here, as we've been growing, so that gives us an opportunity to continue to grow that book. And as you saw in the quarter, we had some nice growth. But let me turn it over to Ben for a little bit more color commentary.

Ben Reynolds
Yeah, so, I mean, we've already mentioned it but I think it's notable that commitments grew by $64 million in the quarter and outstandings grew by $51 million at a time when trading volumes were down industry-wide by about 43% and the average price of bitcoin during the quarter was down about $5,000.

So, given those headwinds, we feel good about the growth in the quarter. And maybe importantly, we still have less than 10% of our customers that are using the product. So, you can see the incredible growth that we have there.

The other thing that's worth noting is that we haven't had to compromise on the yields that we're charging or the loan-to-value ratios that we're offering to customers.

Maybe the last comment here is that Marathon Digital, which is a customer of ours, made an announcement on October 1 that we had agreed to provide them with a $100 million line of credit. Obviously, that's not included in the third quarter number.

And we've talked about bitcoin miners as a potential user of SEN Leverage in the past. In this particular case, Marathon wants to hold bitcoin on their balance sheet. So, it really looks more like the corporate treasury use case than it does financing mining equipment.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

And so for us, this loan is just like the others that--where their bitcoin is collateral, we take possession of the bitcoin, and we hold it through one of our custodial partners. So, as Alan mentioned, we think that there's just tremendous growth ahead.

That said, we're going to roll it out and continue to roll it out in a prudent way, as we do with all products.

Adam
That's helpful. Thank you. And then, final question for me. I know that you're limited in what you can talk about with respect to Diem, but Facebook announced this morning that it selected Coinbase as a custom partner for Novi and they'll be using the Pax dollar for that.

Obviously, there's some benefit there with working with Pax on the mint-and-burn enablement, but I'd be curious to know if there's any other work you're doing that's adjacent to the Diem pilots, or is this potentially an extension of that work as well, in your view?

Alan Lane
Yeah, it’s a fair question. And we're certainly working closely with Diem and with Paxos. Paxos, I think you know, was one of our very first customers in this initiative, going all the way back to 2014 or '15.

And so, as they worked with Novi to bring this pilot out, we've certainly been involved in supporting them in that effort. But as to the broader launch --we only know--we're not inside at Facebook or inside at Novi, so we only know what they say publicly.

So there's what I think David Marcus has reiterated this morning, that this is a pilot for them to test all their connectivity, etc., but they still intend to pivot to Diem as soon as that comes out. And unfortunately, as we said at the outset, we really can't say any more at this point, about the Diem opportunity.

Operator
Our next question will come from Will Nance with Goldman Sachs. Please go ahead.

Will Nance
Hey guys, good morning. Thanks for squeezing me in here.

Alan Lane
Good morning, Will.

Will Nance
Maybe I can kick off on some of the balance sheet dynamics and the deposit reinvestment that you did, throughout the quarter.

I just want to get a sense for kind of destination mix of the balance sheet. Just hypothetically, if deposits are kind of flat from here, is this roughly the mix of kind of securities and cash that you guys are looking to achieve for a given level of deposits?

Is there more room to do on the deposit reinvestment that could lead to further uplift in kind of earning asset yields, over the next couple of quarters?
Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

Alan Lane
Sure. Well, I think I'll go ahead and give Tony a chance to address the question. The only thing that I want to say before that is I'm--well, we don't provide guidance, as you know. But I wouldn't want anybody to misconstrue anything that I've said, so far, to suggest that deposits are going to be flat from here.

Will Nance
100%-definitely.

Alan Lane
Yeah. And so I guess the question is, if you zoom out again and look at the ramp over the last three quarters, obviously, we played catch-up a little bit in terms of deploying the deposits as we confirm that they were sticky.

I think the solid average deposit growth, the fact that--and if you look in and look at the high and low and maybe Tony can address this a little bit but the fact that our--that we saw a little bit less volatility between the high and the low also gave us confidence to--and gives us confidence to continue to deploy the deposits. But let me not steal any more of Tony's thunder. Tony.

Tony Martino
Thanks, Alan, and thanks for the question, Will. So, I would say a couple of things. First, our philosophy and our approach to the securities portfolio hasn't really changed. So, we'll continue to prioritize asset quality and preservation liquidity. And when you look at the securities portfolio, as we've said in the prior quarter, we kind of targeted a 50-50 mix between fixed rate and adjustable rate.

And so, the adjustable-rate portion of the portfolio gives us a lot of flexibility, particularly when you combine it with cash; there's clearly room there.

To touch on Alan's comment on the deposits, when you look at the high and low in the second quarter, the high and low relative to the average was, in round numbers, closer to 25% on either side of the average.

Whereas in this quarter, it was closer with a tighter band, let's say, plus or minus 10%. So, that also clearly gives us confidence that we continue to see flexibility and opportunity to invest in terms of the asset side of the balance sheet.

Will Nance
Got it, thanks for that. And yeah, I totally appreciate but I was more just asking about proportions on the balance sheet, just using flat as a kind of straw man argument for how you guys would look to invest in a given level of deposits.

So, I appreciate that. And then, my follow-up question would just be on SEN Leverage and some of the stuff that’s been coming out of Basel Committee around capital risk weightings on crypto exposures on the balance sheet.

What do you guys think about the likelihood of capital requirements for things like SEN Leverage and other kind of crypto exposures increasing?
Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

And maybe you could touch on sort of off-balance sheet vehicles that you could use for SEN Leverage, if there's been any progress on what those might look like.

Alan Lane
Sure. Those are great follow-up questions, Will. And so on the Basel front, for those not familiar with that, there was a proposal that was floated a couple of quarters ago that would suggest that assets that banks hold on their balance sheet, crypto assets, would be subject to a much higher risk-weighted capital treatment.

And when you do the math on that, it would essentially require banks to hold dollar for dollar--a dollar of capital for every dollar of exposure that they have to crypto assets. But that--first thing is that's just a proposal.

It's a Basel proposal that would need to first be finalized and then it would have to be adopted by the U.S. regulatory agencies and find its way into our regs. So, with all that being said, even if that was to happen, as we've pointed out, if it's dollar for dollar, we've already set our own risk framework.

And for the time being, for the near future, we don't intend to take our on-balance sheet exposure to a level that would be higher than our capital base. So, we would theoretically be in compliance anyway because most of the rest of our balance sheet is on such a low risk-weighted basis.

As to then how do we continue to grow if we are theoretically limited to one times capital, well, that is the off-balance sheet that you're referring to. And while we don't have anything to announce today, we are actively working with folks to come up with structures for what that might look like.

And this gives us the opportunity, as we've said in the past, to think about this as more of a loan origination platform and an asset management opportunity where we could continue to originate and service these loans but yet lay off some of the balance sheet risk to other partners.

And in a yield-starved world, especially as bitcoin becomes more mainstream, as you have things like the ETF that was just launched today, we feel really confident that there are going to be folks that are looking for yield that are going to be good partners for us in that regard. And that's just another reason why we're so bullish on the SEN Leverage opportunity.

Operator
Our next question will come from Dave Rochester with Compass Point. Please go ahead.

Dave Rochester
Hey, good morning, guys.

Alan Lane
Good morning, Dave.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

Dave Rochester
On the client growth front, you guys continue to report a pretty robust pipeline of new accounts in the onboarding process. Was just wondering if there are any lumpy adds coming that you can think of off the top of your head that might move the needle sort of stand out in your mind?

Or would you say you generally already bank the largest players in the space and the additions coming in today are generally smaller players?

Alan Lane
Yeah, that's a great question. And obviously, Dave, we don't provide guidance, but even if we did, it's really hard to predict because there are so many new potential entrants coming into the space.

It's one of the beautiful things about being in this ecosystem is that, as additional institutional interest come--as that interest turns into action, we regularly see new folks hit our pipeline that weren't even on our radar before. But I'm going to turn it over to Ben, see if he has any additional commentary that he wants to provide, along those lines.

Ben Reynolds
Yeah, so, I guess just to anchor, we have added about 300 new customers, this year. And the pipeline remains robust at about 200 prospective clients. And when we say prospective clients, those aren't just leads. There's quite a few customers or prospects that we turn down pretty quickly that are still coming through the front door.

So, we feel good about that 200-customer number and our ability to continue to go from there. And then as Alan mentioned, it's really kind of hard for us to predict who the next large entrant into crypto might end up being. But because of the SEN network, those folks usually end up coming to us.

And we explain to them the SEN network and, ultimately, what the benefit of that is, if they haven't heard from the other participants already. But--and then beyond that, I think, as we continue to focus on the growth in stablecoins and their usage for commerce and remittance, it really opens up a whole new category of customers, if you will, that are really focused on payments and platforms. So overall, we feel good about the growth prospects, there.

Dave Rochester
Great. I appreciate that. Was just curious, over time, have you seen the onboarding process maybe go more smoothly? Or have you been able to shorten the time frame that you're able to bring on new customers or just vary across the customers depending on where they're coming from? Just curious if that process has accelerated, over time.

Alan Lane
Yeah, we have a pretty efficient customer onboarding process. We certainly--earlier in this initiative, we have seen times when, we commented on this probably early when we were public, the fact that some of our customers used to refer to our--we called it a pipeline, they called it a waiting list. This is back in the 2017 2018 run-up.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

But with some of the technology tools we've implemented with Salesforce, with our customers' ability to do the full process online, it really just depends on whether they're ready. What we need from a new customer to onboard them is pretty straightforward and it's pretty standard.

And so, the only difference--the differences that come into the onboarding process would depend on the level of technological integration that our customers are looking to do, which is also pretty seamless. Folks can get on our website and get into the API sandbox and test things up.

So, it really just depends on their engineering resources and the priorities that they have on their end. But we have not suffered at all, nor have our customers suffered from the ability to get onboarded and get going just as quickly as their priorities allow.

Operator
Our next question will come from David Chiaverini with Wedbush Securities. Please go ahead.

David Chiaverini
Hi, thanks. A couple of questions. The first one is a follow-up question on the Novi announcement of using the Pax dollar. I was wondering, to what extent does this jeopardize the economics to Silvergate from Diem?

Is the Diem market opportunity essentially cut in half if both Diem and Paxos--the Pax dollar is available in the Novi wallet? Or is the corporate sponsorship of Diem strong enough to ensure it's the dominant coin in the Novi wallet?

Alan Lane
Yeah, David, that's a great question. Obviously, we don't know the answer to that question. And what I would say is, first of all, Paxos is a great company with a great product, and we are very happy to support the Pax dollar and all of the activities that we support for Paxos.

Ultimately, the market will decide, right? One of the things we've talked about in the past is why did we choose to work with Diem, for instance, as opposed to launching our own stablecoin. And it really comes down to distribution. And so, the answer to your question will be market-driven and it will depend on which platform, which distribution wins.

And I think, over the long term, I'm not sure there's going to be room for half a dozen U.S. dollar-backed stablecoins. I think there will be some consolidation. There are certainly some folks that have a head start.

But the use case, so far, has been around cryptocurrency trading and the real opportunity is around remittance, consumer-to-merchant payments, etc. And so, I think we're still really early, and it's really hard to answer the question the way you framed it.

David Chiaverini
Yes, fair enough. Thanks for those comments. And then my follow-up question is related to--you commented earlier about Marathon Digital Holdings and the $100 million facility which is quite sizable, relative to the existing loans outstanding for SEN Leverage.

Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

Can you talk about the opportunity and potential loan demand from other bitcoin miners? How big is this opportunity?

Alan Lane
Yeah, that's a great question. And we think the opportunity is huge, which kind of gets us back to one of the other questions that came up here a few minutes ago around potential off-balance-sheet vehicles for us to continue to originate and service these loans.

Let me say at the outset that, that use case--and I think Ben really described it well, as kind of the corporate treasury use case, as opposed to the trading use case which just again shows kind of the evolution of this ecosystem, right?

When we first launched the pilot for SEN Leverage, almost two years ago now, the primary use case was around traders, those who were looking to pledge their bitcoin as collateral to buy more bitcoin in a trading scenario.

But we're seeing the maturation of the space and for corporate treasuries, the miners are the most obvious example. Companies that are mining bitcoin want to hold the bitcoin but want to continue to reinvest in plant and equipment.

And so, we'll take their bitcoin as collateral for a loan. But it is a line of credit and so what we don't know is how much of these lines of credit will actually be utilized. But we want to be ready to handle the demand because the Bitcoin mining use case is only one of potentially many corporate treasury use cases, as more and more corporate treasuries put bitcoin on their balance sheet.

So this is one of the reasons we're so excited that we saw this opportunity early and that we've been working on it literally since--for over two years since the second quarter of 2019 when we first started to develop the SEN Leverage product.

Operator
Our next question is a follow-up from Ken Zerbe with Morgan Stanley. Please go ahead.

Ken Zerbe
Hi, thanks. Just one quick follow-up. I know you don't provide guidance, totally fine, but there's definitely been a lot of sort of interest in activity around bitcoin going from--I don't know, call it, something $40,000 up to $60,000, all really around the first couple of weeks of October.

Are you able to comment about, factually, the trading volumes that you've seen over the last couple of weeks? Thanks.

Alan Lane
Yeah, Ken. It's a fair question. And unfortunately, we don't provide any kind of a mid-quarter update, unless it's required disclosure, as we've done in the past, when we've gone out to the capital markets, etc.

So, but what I can point you to, at least as a partial answer to your question, is just Slide 4 of the earnings presentation, which is the correlation between spot volume--spot trading volumes and SEN activity.
Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern

If, in fact, that correlation holds true, then I think folks can just look at that kind of mid-quarter and say, well, gosh, if things are down, so Silvergate is probably flat--oh, things are up, maybe Silvergate's up. But it's not guidance because it's a correlation that's not 100%, right?

I mean, Ben did some work on this, and I know we're short on time. So, I won't turn it back over to him here but we've--there is a high correlation but it's not 100%. So unfortunately, that's the best we can do at this point.

Ken Zerbe
All right, thank you.

CONCLUSION

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Alan Lane for any closing remarks.

Alan Lane
Great. Thanks, Matt. Yeah, and thank you, everybody, for your participation. I'm incredibly proud of our great results which are a testament to the continued hard work of the entire Silvergate team. And as you can see, we’ve built a diverse earnings stream with multiple growth levers.

And looking ahead, we continue to see tremendous opportunity to provide innovative solutions for our digital currency customers. I look forward to sharing additional updates on our strategic growth initiatives in the coming quarters.

We appreciate all of your support. And I've said this before, but it's a great time to be a bitcoin banker. Thank you, everybody. Have a great day.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.
Silvergate Capital Corporation
Tuesday, October 19, 2021, 11:00 AM Eastern